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                            EXHIBIT 5










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                                   October 29, 1997


Board of Directors
PALFED, Inc.
107 Chesterfield Street South
Aiken, SC  29801

    Re:  Registration Statement on Form S-8 under the
         Securities Act of 1933, as amended

Gentlemen:

    PALFED, Inc., a South Carolina corporation (the "Company"), is filing with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") in connection with the registration of 100,000 shares of its common stock, $1.00 par value (the "Shares"), to be issued pursuant to the PALFED, Inc. 1993 Stock Option Plan (the "Plan").

    In my capacity as General Counsel of the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Incorporation and Bylaws of the Company and such matters of law and such documents, records, agreements and certificates as I have considered necessary as a basis for the opinions given herein. In all examinations of documents, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me as certified, conformed or photostatic copies.

    Based on the foregoing, I am of the opinion that when issued pursuant to the Plan, the Shares will be validly authorized and issued, fully paid and nonassessable shares of common stock of the Company.

    I hereby consent to the use of this opinion in connection with the Registration Statement and to the reference to me in the Registration Statement.


                                  Very truly yours,

                                  /s/ Howard M. Hickey, Jr.

                                  Howard M. Hickey, Jr.
                                  Executive Vice President,
                                  General Counsel and Secretary